SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) March 13, 2000
                                  -----------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




300 Renaissance Center, Detroit, Michigan                    48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313) 556-5000
                                                         --------------


















                                      - 1 -
ITEM 5. OTHER EVENTS

   On July 24, 2000, General Motors Corporation (GM) issued a press release announcing that GM and Fiat S.p.A. (Fiat) finalized their strategic industrial alliance. The release is as follows:

General Motors and Fiat Move Alliance Forward
* Strategic Alliance Finalized
* Agreements for Setup of Joint Venture Companies Signed
* Contract Provides Legal Basis for the Implementation of the Partnership

Zurich / Detroit / Turin. General Motors Corp. (NYSE: GM, GMH) and Fiat S.p.A. (Milan: F; NYSE: FIA) today announced they have completed equity investments in one another's global automotive enterprises, finalizing their strategic industrial alliance in two of the world's largest automotive markets, Europe and Latin America. This alliance was originally announced in March of this year.

GM has underwritten a capital increase equal to a 20-percent equity stake in Fiat Auto Holdings, B.V., a new holding company that controls Fiat Group's automobile and light-commercial vehicle operations, except for Ferrari and Maserati. Fiat has received approximately 32 million shares of GM $1-2/3 par value common stock, or approximately 5.6 percent of GM's common stock currently outstanding.

General Motors will partially offset the effect of the newly issued shares of GM common stock resulting from this transaction with a $1.4 billion cash repurchase of GM stock, as previously announced. An increase in the number of GM $1-2/3 shares repurchased during GM's recently completed exchange offer, through which a total of approximately 86.4 million shares were repurchased, further offsets the effect.

Since the beginning of the year, GM has reduced the number of GM $1-2/3 common stock shares outstanding by approximately 14 percent.

In addition, General Motors and Fiat Auto have signed the agreements on the establishment of two 50/50 joint ventures in the areas of purchasing and powertrain. The agreements provide the legal basis for the reorganization of GM-owned and Fiat Auto-owned powertrain and purchasing businesses in Europe and Latin America.

The transfer of assets, employees and businesses from member companies to the joint ventures is expected to proceed during the rest of this year, after which the two joint ventures will become fully operational.

GM's and Fiat Auto's European and Latin American management and employee representatives have established guidelines for the implementation of the two joint ventures. Their intent is to guide local transition of employees to the joint ventures such that no one is disadvantaged with respect to existing terms and conditions of employment. Major relocations of employees are not foreseen.

Operational headquarters of the powertrain joint venture will be located in Turin, Italy. Nunzio Pulvirenti, currently general manager, Powertrain, of Fiat Auto, was appointed chairman; Daniel Hancock, currently president of GM's Allison Transmission division, was appointed chief executive officer. Approximately 13,000 GM, Opel, Vauxhall and Saab employees will transfer to the new company. Around 14,000 Fiat Auto employees will be part of the joint venture.



                                      - 2 -

The new powertrain venture is one of the largest automotive engines and transmissions companies worldwide, with a total production of approximately 5 million engines and transmissions, respectively.

Operational headquarters of the purchasing joint venture will be located in Russelsheim, Germany. Robert E. Socia, currently GM Europe vice president,
Supply, and member of the Management Board of Adam Opel AG, was appointed chairman, while Tommaso Le Pera, currently vice president, Purchasing, and a member of Fiat Auto's Management Board, was named chief executive officer. In this area, around 1,400 employees of GM's purchasing organization will become part of the new company, joining forces with about 800 colleagues from Fiat Auto.

The  scope  of  the  purchasing   joint-venture   is  extended  to  a  total  of
approximately US$32 billion worth of material purchases currently done by the two companies.

Fiat as well as GM and its major brands will be represented on the Board of the two joint ventures. The management team for each of the two companies will coordinate the purchasing and powertrain business in the spirit of the joint venture agreement.

Furthermore, both companies' financing arms, GMAC and Fiat's Fidis, have signed a Credit Cooperation Agreement. The document formalizes the commitment of both companies to proceed with a joint assessment of potential areas for cooperation such as geographic footprint, IT, back office activities, wholesale management, and others.


                                      # # #



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    July 24, 2000
        -----------------
                                       By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)













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